SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):     October 27, 2016

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation		Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

704 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2016, EnPro Industries, Inc. (the “Company”) entered into an Enhanced Early Retirement Agreement and Release dated as of October 27, 2016 (the “Early Retirement Agreement”) with Jon A. Cox, the Company’s former Chief Innovation and Information Officer, to set forth the terms of Mr. Cox’s early retirement on October 4, 2016 as an officer of the Company and from all positions which he held as a director, manager and officer of the Company’s subsidiaries. The Early Retirement Agreement provides for the continuation of base salary for a 52-week period, pro rata cash payment of the outstanding annual incentive plan award and of all outstanding long-term incentive plan awards to be made when performance and amounts are determined for other recipients of similar awards for those performance cycles, payment of an amount based on the closing price per share of the Company’s common stock on the New York Stock Exchange on October 4, 2016 and the forfeiture of all outstanding restricted share and restricted stock unit awards, payment for accrued but unused vacation and payment of a lump sum of $22,825 in lieu of providing reimbursement for COBRA continuation coverage premiums, standard outplacement benefits and reimbursement for legal expenses in reviewing the Early Retirement Agreement. The Early Retirement Agreement also includes provisions with respect to confidentiality, non-disparagement, ongoing assistance, employee non-solicitation and non-competition obligations of Mr. Cox and the release of claims by Mr. Cox. This description is qualified by the full terms of the Early Retirement Agreement, which is set forth in Exhibit 10.1 to this report and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit 10.1	Enhanced Early Retirement Agreement and Release dated as of October 27, 2016 between EnPro Industries, Inc. and Jon A. Cox

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 28, 2016

ENPRO INDUSTRIES, INC.

/s/ Robert S. McLean
By:	Robert S. McLean
Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Enhanced Early Retirement Agreement and Release dated as of October 27, 2016 between EnPro Industries, Inc. and Jon A. Cox

4